November 21, 1997



Securities and Exchange Commission
Document Control Desk - EDGAR Room 1004
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Statement on Schedule 13D

Dear Ladies and Gentlemen:

     In accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation S-T as promulgated by the Securities and Exchange Commission, Insurance Holdings Limited Partnership is filing electronically herewith an Amendment to its Statement on Schedule 13D regarding its beneficial ownership of the common stock, par value $0.10 per share, of ACCEL International Corporation.

     Please direct any questions regarding this filing to William H. Cuddy (860-275-0217) or the undersigned (860-275-0133).

                              Very truly yours,


                              /s/ Stephen Zamansky
                              Stephen Zamansky
cc:  William H. Cuddy